Exhibit 99.1

Quarterly Report to Holders of Contingent Value Obligations

For the Quarter Ended December 31, 2003

To Holders of Contingent Value Obligations:

This is the quarterly report for the synthetic fuel plants owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC, and Sandy River Synfuel LLC (“the Earthco plants”) for the quarter ending December 31, 2003.

Overview

There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy) and Florida Progress Corporation share exchange, which occurred on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued.

Each CVO represents the right to receive contingent payments, based on the net after-tax cash flow generated by the Earthco plants. Qualifying synthetic fuel plants entitle their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuel produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50% of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. Payments on the CVOs will not be made until tax audit matters are resolved. Based on past tax audit experience, it is anticipated that payments will not begin any sooner than six years after the first operation year for which the net after-tax cash flow generated by the Earthco plants exceeds $80 million.

For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other non-cash items plus income tax benefits, and minus income tax incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax savings realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in the income tax savings realized for the year.

This is only an overview of the terms of the CVOs. The legal documents governing the CVOs contain significant additional information.

Results of Operations

The estimated net after-tax cash flow for the quarter for each of the Earthco plants is as follows:

	4th Quarter	Year to Date*
Solid Energy LLC	$4.8 million	$16.4 million
Ceredo Synfuel LLC	$31.9 million	$31.5 million
Solid Fuel LLC	$5.4 million	$(3.1) million
Sandy River Synfuel LLC	$15.3 million	$2.6 million

An estimated $130.8 million in synthetic fuel tax credits were generated, but not realized nor included in the net after-tax cash flow amounts for the twelve months ended December 31, 2003.

*	The Company is negotiating an escrow agreement for the payment of royalties. During 2003, the Company accrued its royalty obligations; however, no cash payments were made. The estimated net after-tax cash flow for the year would have been reduced if the payments were made. As of December 31, 2003, approximately $50.0 million of accrued royalties were on the books of the Earthco plants.

Material Developments

During 2001, the Internal Revenue Service (IRS) released Revenue Procedure 2001-30 and Revenue Procedure 2001-34 that outline the conditions that must be met to receive a Private Letter Ruling (PLR) for Section 29 tax credits from the IRS. PLRs represent advance rulings from the IRS applying its interpretation of the tax law to an entity’s facts for Section 29 credits. In December 2001 and January 2002, favorable PLRs were received for all four Earthco plants.

In September 2002, all four of the Earthco plants were accepted into the IRS’ Pre-Filing Agreement (PFA) program. The PFA program allows taxpayers to accelerate voluntarily the IRS exam process in order to seek resolution of specific issues. Both the Company and the IRS can withdraw from the program at any time, and issues not resolved through the program may proceed to the next level of the IRS exam process.

In late June 2003, Progress Energy was informed that IRS field auditors had raised questions regarding the chemical change associated with coal-based synthetic fuel manufactured at its Colona facility and the testing process by which the chemical change is verified. (The questions arose in connection with Progress Energy’s participation in the IRS’ PFA program.) In October 2003, the National Office of the IRS informed the Company that it had rejected the IRS field auditors’ challenges regarding whether the synthetic fuel produced at the Company’s Colona facility was the result of a significant chemical change. The National Office had concluded that the experts, engaged by Colona who test the synthetic fuel for chemical change, use reasonable scientific methods to reach their conclusions. Accordingly, the National Office will not take any adverse action on the PLR that was issued for the Colona facility.

The ruling provided by the IRS National Office addresses only Progress Energy’s Colona facility. Progress Energy, however, applies essentially the same chemical process and uses the same independent laboratories to confirm chemical change in the synthetic fuel manufactured at each of its four Earthco plants. The independent laboratories used by Progress Energy to determine significant chemical change are the leading experts in their field and are used by many other industry participants. Progress Energy believes that the laboratories’ work and the chemical change process are consistent with the bases upon which the PLRs were issued. However, the IRS has not yet formally informed the Company as to its position on the Company’s other facilities.

In February 2004, subsidiaries of the Company finalized execution of the Colona Closing Agreement with the Internal Revenue Service concerning their Colona synthetic fuel facilities. Although the execution of the Colona Closing Agreement is a significant event, the audits of the Company’s facilities are not yet completed, and the PFA process continues with respect to the four Earthco synthetic fuel facilities. Currently the focus of that process is to determine that the facilities were placed in service before July 1, 1998. Progress Energy continues to believe that is operates its facilities in conformity with its PLRs and Section 29. Progress Energy is working to resolve this matter as quickly as possible. At this time, Progress Energy cannot predict how long the IRS process will take; however, Progress Energy intends to continue working cooperatively with the IRS. Progress Energy firmly believes that it is operating the Colona facility and the Earthco plants in compliance with its PLRs and Section 29 of the Internal Revenue Code. Accordingly, Progress Energy has no current plans to alter its synthetic fuel production schedules as a result of these matters.

In October 2003, the United States Senate Permanent Subcommittee on Investigations began a general investigation concerning synthetic fuel tax credits claimed under Section 29. The investigation is examining the utilization of the credits, the nature of the technologies and fuels created, the use of the synthetic fuel and other aspects of Section 29 and is not specific to the Company’s synthetic fuel operations. Progress Energy is providing information in connection with this investigation. The Company cannot predict the outcome of this matter.

Adjustments for Previous Periods

Net after-tax cash flows are estimated each quarter as actual information is not available until the tax return is filed in the subsequent year. The adjusted net after-tax cash flow information for the prior year is disclosed annually in the report for the fourth quarter.

The original net after-tax cash flow estimates for the year ended December 31, 2002 for each of the Earthco plants have been adjusted to reflect amounts as filed on the 2002 federal tax returns.

The 2002 estimated net after-tax cash flow amounts for the calendar year for each of the Earthco plants are as follows:

Year to Date
Solid Energy LLC	$(9.4) million
Ceredo Synfuel LLC	$12.1 million
Solid Fuel LLC	$(2.6) million
Sandy River Synfuel LLC	$2.9 million

Synthetic fuel tax credits of $94.8 million were generated, but not realized nor included in the net after-tax cash flow amounts for the year ended December 31, 2002.

Supplemental Information

Where can I find a current market value of the CVO?

CVOs are traded on the Over The Counter “pink sheets.” You will need to contact your broker to obtain a value or you may go on the Internet and visit the following Web site: pinksheets.com. Click on the “symbol lookup” and type “Progress Energy” in the “Search for a security” site, click “go” then click on “quote” to obtain the latest quote.

How can I purchase or sell CVOs?

You will need to contact a broker to purchase or sell CVOs.

What is the cost basis in the CVOs?

For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO that was issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over The Counter Market on November 30, 2000. If you received your CVOs in the share exchange your tax basis for your CVOs is 54.5 cents. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.

Who is the Securities Registrar and Transfer Agent for the CVOs?

Mellon Investor Services is the Securities Registrar and Transfer Agent.

Mellon Investor Services

P.O. Box 3338

South Hackensack, NJ 07606-1938

Call toll free 1 877-711-4092